Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Quanta, Inc. on Form 1-A of our report dated April 15, 2021, relating to the consolidated financial statements of Quanta, Inc. as of December 31, 2020 and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Quanta Inc’s. ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

June 17, 2021